                                                                      Exhibit 12


                      WALDEN RESIDENTIAL PROPERTIES, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                                                                          Three Months Ended          Six Months Ended
                                                                                June 30,                   June 30,
                                                                          -------------------       --------------------
                                                                            1996        1995          1996       1995
                                                                          --------    --------      -------     --------
Income before extraordinary item  . . . . . . . . . . . . . .             $  5,117    $  2,702      $ 8,637     $  4,250
Add:
    Interest on indebtedness  . . . . . . . . . . . . . . . .                4,765       3,755        9,687        7,391
    Amortization  . . . . . . . . . . . . . . . . . . . . . .                  219         230          394          436
                                                                          --------    --------      -------     --------
         Earnings . . . . . . . . . . . . . . . . . . . . . .             $ 10,101    $  6,687      $18,718     $ 12,077
                                                                          ========    ========      =======     ========

Fixed charges and preferred stock dividends:
    Interest on indebtedness  . . . . . . . . . . . . . . .               $  4,765    $  3,755      $ 9,687     $  7,391
    Amortization  . . . . . . . . . . . . . . . . . . . . .                    219         230          394          436
                                                                          --------    --------      -------     --------
         Fixed charges  . . . . . . . . . . . . . . . . . .                  4,984       3,985       10,081        7,827
    Add:
         Preferred stock dividends (1)  . . . . . . . . . .                    813       --           1,284        --
                                                                          --------    --------      -------     --------
             Combined fixed charges and preferred stock
                dividends . . . . . . . . . . . . . . . . .               $  5,797    $  3,985      $11,365     $  7,827
                                                                          ========    ========      =======     ========

Ratio of earnings to fixed charges  . . . . . . . . . . . .                  2.03x       1.68x        1.86x        1.54x

Ratio of earnings to fixed charges and preferred
stock dividends  . . . . . . . . . . . . . . . . . . . . ..                  1.74x       1.68x        1.65x        1.54x



(1) Includes preferred stock dividends on convertible equity securities and preferred stock.